Exhibit 23

Consent of Independent Accountants

We consent to the incorporation by reference in Registration Statement No. 333-65492 of Sky Financial Group, Inc. on Form S-8 of our report dated June 11, 2003, appearing in this Annual Report on Form 11-K of the Sky Financial Group, Inc. Profit Sharing and 401(k) Plan for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Cleveland, Ohio

June 27, 2003